EXHIBIT 99.1

                               PETSEC ENERGY LTD
                                ACN 000 602 700

18 January 2000

                  PETSEC ENERGY INC. SIGNS NEW CREDIT FACILITY
                  --------------------------------------------

Sydney, Australia - Petsec Energy Ltd (ASX: PSA and NYSE: PSJ) today announced that its wholly owned subsidiary, Petsec Energy Inc., has signed a new $30 million secured credit facility. The new facility is with Foothill Capital Corporation and provides for availability of up to $30 million pursuant to a borrowing base calculation.

The proceeds of this new credit facility are being used to retire Petsec Energy Inc.'s existing secured debt with Chase Manhattan Bank, N.A., Bank of America, N.A. and Credit Lyonnais, and for general working capital purposes.

The new credit facility prohibits Petsec Energy Inc. from paying interest on its $100,000,000 principal amount of 9 1/2% Senior Subordinated Notes due 2007. As previously announced, Petsec Energy Inc missed the $4.75 million interest payment due on such notes on December 15, 1999. Petsec Energy Inc has scheduled a meeting with members of a committee of holders of the notes on Tuesday, January 18, 2000.

Petsec Energy Inc. is an independent oil and gas exploration and production company with operations in the offshore Gulf of Mexico and offices in Lafayette, Louisiana. Petsec Energy Ltd is headquartered in Sydney, Australia.

For further information please contact:

In Australia:                       In USA:

Terry Fern, Managing Director       Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                   Petsec Energy Ltd
(61) 2 9247 4605 (phone)            (337) 989 1942 (phone)
(61) 2 9251 2410 (fax)              (337) 989 7271 (fax)
Level 13, Gold Fields House         143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney NSW 2000    Lafayette, Louisiana 70503-3402

  Company information is available at Petsec's website http://www.petsec.com

1. Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.

2. Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings.